UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 29, 2008

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

The United Illuminating Company (“UI”), a wholly-owned subsidiary of UIL Holdings Corporation, and NRG Energy, Inc. (“NRG”) entered into an amended and restated operating agreement of GenConn Energy LLC as of February 29, 2008 (the “Agreement”), pursuant to which UI and NRG have agreed to the terms and conditions of the ownership, management and operation of GenConn Energy LLC (“GenConn”).  UI and NRG formed GenConn to act as a sponsor of a proposal to construct peaking generation in Connecticut (the “Proposal”) in accordance with 2007 Connecticut legislation, entitled “An Act Concerning Electricity and Energy Efficiency” (the “Act”) and entered into an operating agreement at an earlier stage in the process that did not contain binding provisions that were material to UI or UIL Holdings Corporation.

As set forth in the Proposal submitted to the Connecticut Department of Public Utility Control (the “DPUC”) on March 3, 2008, GenConn has proposed four different options to construct and operate between 200 and 500 megawatts of peaking generation from up to ten generating units.  Several other entities have submitted proposals to the DPUC under the Act, and it is expected that the DPUC will determine in mid-2008 which plans provide benefits to Connecticut’s energy consumers and should be selected to enter into long-term contracts.  If the Proposal is accepted, GenConn will promptly take actions to complete permitting and ultimately to construct peaking generation facilities, with expected commercial operation in mid-2010 (the “Commercial Operation Date”).  Pursuant to the Act, if the Proposal is accepted by the DPUC, GenConn will be compensated for its capital and operating costs on a cost of service basis through a long-term contract for differences.

The Agreement provides that UI and NRG, the “members” of GenConn, will each own 50% of the equity interests in GenConn and will jointly manage GenConn.  The Agreement further provides that GenConn may form one or more subsidiaries and, through such subsidiaries, design, develop, procure, construct, own and operate power generation facilities.  In the event the Proposal is accepted by the DPUC, UI and NRG have agreed that GenConn will contract with NRG for the performance of various management, operation and maintenance services.  NRG will also lease up to three facility sites to GenConn, depending on the option chosen by the DPUC under the Proposal.  The Agreement further provides that GenConn will contract with UI for the performance of regulatory, accounting, general administrative and Connecticut legal services.  Under the Agreement, UI and NRG will continue to each own 50% of the equity interest in GenConn and will jointly manage GenConn, provided that the ownership interest of the members may be adjusted in the event one of the members fails to make a capital contribution when required under the agreement.

GenConn plans to finance the construction and operation of any peaking generation facilities with a mixture of equity contributions from UI and NRG and construction and permanent financing that would be nonrecourse to UI and NRG.  Depending on which of the four options is accepted by the DPUC, GenConn expects to require between $185 million and $483 million excluding AFUDC, in capital and intends a 1:1 ratio of debt to equity.  With regard to equity, UI and NRG expect to secure an equity bridge loan during the construction period, and then make equity contributions on the Commercial Operation Date.  GenConn intends to raise long-term fixed rate project financing in the private placement market (the “Private Placement”) and anticipates that such financing would include a delayed draw feature allowing it to match funds with the needs of the project during construction and carry a term equal to the term of the CfDs (anticipated to be construction plus 30 years).  In the event that GenConn is not able to complete a Private Placement on acceptable terms, it would seek to finance the construction and operation of the peaking generation facilities in the project finance bank market (“Bank Financing”).  GenConn anticipates that any Bank Financing would also include staggered construction funding, but would likely carry a shorter term equal to the construction period plus 20 years.  In addition, GenConn intends to put a letter of credit and working capital facilities in place to cover construction guarantees and operating expenses.  UI has considered several sources of capital to use in satisfying any equity commitment it may have to GenConn and will make a determination as to the appropriate source of such capital after assessing the DPUC’s decision on selection of projects.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: March 5, 2008	By /s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President
and Chief Financial Officer